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                                                                    Exhibit 99.2

SAFLINK's CEO Glenn L. Argenbright talks to The Wall Street Transcript

NEW YORK, November 05/Business Wire/ -- The Wall Street Transcript has published an in-depth interview with Glenn Argenbright, President and CEO SAFLINK (OTC BB:ESAF), in which he talks at length about the company's future.

The entire 5,100-word interview is available free online at http://www.twst.com/ceos.htm

Argenbright gives an overview of the company. "SAFLINK designs, builds and deploys a variety of software products that allow for the use of multiple biometric technologies within the large enterprise. In short, we allow users to log into their corporate network using a variety of technologies ranging from fingerprint imaging, voice verification, facial recognition, and iris identification."

Argenbright explains, "We actually provide a soup-to-nuts solution for most of our clients. In other words, a client will bring us in, and we'll do a full consultation, look at their existing network infrastructure, try to identify weaknesses within the infrastructure, look for the best combination of biometric tools to help shore up that security infrastructure, and then implement and deploy. And we will bring in hardware that best meets the client's needs. We are not tied to any one particular vendor or type of hardware, and, as I mentioned, we work with a wide variety of solutions."

Looking forward, Argenbright states, "I believe that we are the most abused of the biometric stocks. And certainly, among the publicly traded stocks in this space, we're probably one of the best values out there right now. We certainly have great opportunity in the sector. We have a number of deals in the pipeline right now, and we have a lot of capital sitting on the sidelines; yet we have been completely decimated. I'm pleased that we've been able to move up from $0.08 to $0.30, and I think we've got a whole lot of runway still in front of us."

This interview is part of an 82-page Internet Security Issue available at http://www.twst.com/info/info444.htm or by calling 212/952-7433

The Wall Street Transcript does not endorse the views of any interviewees nor does it make stock recommendations. For subscription information call 800/246-7673.

Contact: SAFLINK Corporation           425/278-1100
         Glenn L. Argenbright          http://www.saflink.com

PR # 01-020